Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Forms S-8 (Nos. 333-22523, 333-110200, 333-141407, 333-151604, 333-222674, and 333-277457) and Form S-3 No. 333-282415 of Pathward Financial, Inc. of our report dated November 26, 2024 relating to the consolidated financial statements of Pathward Financial, Inc. and Subsidiaries, and our report dated the same date relative to the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP
South Bend, Indiana
November 26, 2024